AMENDMENT TO
EXECUTIVE SEVERANCE AGREEMENT

THIS AMENDMENT, made this 23rd day of October, 2008, by and between Saia, Inc., a Delaware corporation (“Saia”) and Sally Buchholz (the “Executive”).

WITNESSETH:

WHEREAS, Saia and the Executive entered into an Executive Severance Agreement (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective as of January 1, 2009, the Agreement is amended as follows:

1. Paragraph 4(a) and (b) are amended to read as follows:

(a) Saia shall pay to the Executive on or within 30 days before the Executive’s last day of employment with the Corporation, as additional compensation for services rendered to the Corporation, a lump sum cash amount (subject to the minimum applicable federal, state or local lump sum withholding requirements, if any, unless the Executive requests that a greater amount be withheld) equal to two times the highest base salary and bonuses paid or payable to the Executive by the Corporation with respect to any 12 consecutive month period during the three years ending with the date of the Executive’s Termination. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such severance benefit shall be paid in a lump sum on the first day of the seventh month immediately following the Executive’s last day of employment with the Corporation.

(b) During the two years following Executive’s Termination, the Executive shall be deemed to remain an employee of the Corporation for purposes of the applicable medical, life insurance and long-term disability plans and programs covering key executives of the Corporation and shall be entitled to receive the benefits available to key executives thereunder; provided, however, that in the event the Executive’s participation in any such benefit plan or program is barred, the Corporation shall arrange to provide the Executive with substantially similar benefits. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Code, in the event medical coverage is provided under a self-insured medical expense reimbursement plan maintained by the Corporation, as defined in Section 105(h) of the Code, (a) the amount of medical expenses eligible for reimbursement or to be provided as an in-kind benefit hereunder during a calendar year may not affect the medical expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year (subject to any applicable limit on the amount of medical expenses that may be reimbursed over some or all of the period hereunder), (b) the reimbursement of eligible medical expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred, and (c) the right to reimbursement or in-kind benefits hereunder shall not be subject to liquidation or exchange for another benefit.

2. Paragraph 5 is amended to read as follows:

5. Stock-Out of Options. In the event of a Change of Control, the Executive’s non-qualified stock options and incentive stock options granted by the Corporation which are outstanding on the date of the Change of Control, shall immediately vest and Executive shall have 12 months from the date of the Change of Control to exercise said options (but not beyond the term of such options).

3. Paragraph 6(a) and (b) are amended to read as follows:

(a) Gross-Up Payment. In the event it shall be determined that any payment or benefit of any type by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (determined without regard to any additional payments required under this Paragraph 6) (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Payment of the Gross-Up Payment shall be made promptly following the determination by the Accounting Firm as described in subparagraph (b) of this Paragraph 6, or in accordance with subparagraph (c) of this paragraph 6, or, in the event the Change of Control does not constitute a change in control, and the Executive is a specified employee, each within the meaning of Section 409A of the Code, on the first day of the seventh month immediately following the Executive’s last day of employment with the Corporation.

(b) Determination by Accountant. All determinations required to be made under this Paragraph 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm retained by Saia (the “Accounting Firm”), which shall provide detailed supporting calculations both to Saia and the Executive within 15 business days of the date of Termination, if applicable, or such earlier time as is requested by Saia. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that she has substantial authority not to report any Excise Tax on her federal income tax return. Any determination by the Accounting Firm shall be binding upon Saia and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Saia should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that Saia exhausts its remedies pursuant to subparagraph (c) of this Paragraph 6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Saia to or for the benefit of the Executive, but in any event no later than the last day of the calendar year following the calendar year in which the Executive is required to remit the Excise Tax. Saia shall promptly pay all expenses of the Accounting Firm pursuant to this Paragraph 6.

4. Paragraph 6(e) is deleted.

IN WITNESS WHEREOF, the parties have executed this Amendment on the 23rd day of October, 2008.

EXECUTIVE	SAIA, INC.
/s/ Sally Buchholz	/s/ Richard D. O’Dell

Sally Buchholz	By:Richard D. O’Dell President and CEO
ATTEST
/s/ James A. Darby } By: James A. Darby /s/ James A. Darby

By: James A. Darby